Exhibit 4.1

Share certificate

Certificate no.

Company	Bendon Group Holdings Limited ACN 619 054 938 Registered in New South Wales under the Corporations Act 2001 (Cth)

Registered office	c/- Hardings Lawyers, Level 3, 1 York Street, Sydney, New South Wales 2000

Shares

Registered holder

is the registered holder of the Shares subject to the Company’s Constitution and the terms of issue.

Executed by

Bendon Group Holdings Limited ACN 619 054 938 by:

Ù	Director	Ù	Director/Secretary

Ù	Full name of Director	Ù	Full name of Director/Secretary

48309206v1 | Share certificate